Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 300 SOUTH GRAND AVENUE
	LOS ANGELES, CALIFORNIA 90071-3144 TEL: (213) 687-5000 FAX: (213) 687-5600 www.skadden.com	FIRM/AFFILIATE OFFICES BOSTON CHICAGO HOUSTON NEW YORK PALO ALTO WASHINGTON, D.C. WILMINGTON
Fuel Systems Solutions, Inc. 780 Third Avenue, 25th Floor New York, NY 10017	December 28, 2015	BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW MUNICH PARIS SÃO PAULO SEOUL SHANGHAI SINGAPORE SYDNEY TOKYO TORONTO

Re:	United States Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as counsel to Fuel Systems Solutions, Inc., a Delaware corporation (“Fuel Systems”), in connection with the Agreement and Plan of Merger, dated September 1, 2015 (the “Merger Agreement”), by and among Fuel Systems, Westport Innovations, Inc., an Alberta, Canada corporation (“Westport”), and Whitehorse Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Westport (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Fuel Systems, with Fuel Systems being the surviving corporation (the “Merger”). This opinion is being delivered in connection with the Registration Statement (File No. 333-207523) of Westport on Form F-4 filed on October 19, 2015, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”), and the related Proxy Statement/Prospectus, as amended and supplemented through the date hereof (the “Proxy Statement/Prospectus”) contained in the Registration Statement. Capitalized terms used herein but not defined shall have the meanings set forth in the Registration Statement and Proxy Statement/Prospectus.

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of

Fuel Systems Solutions, Inc.

such documents and the validity and binding effect thereof on such parties. In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately reflect all agreements and understandings of the parties thereto. For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by Fuel Systems and Westport, including the accuracy and completeness of all representations and covenants set forth in the letters issued on the date hereof by an officer of Fuel Systems and an officer of Westport. For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness, through the effective time of the Merger and thereafter, of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Fuel Systems, Westport and Merger Sub.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Fuel Systems Common Stock,” we are of the opinion that under current United States federal income tax law, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Nevertheless, Section 367(a)(1) of the Code (as discussed in the Proxy Statement/Prospectus) will cause a U.S. Holder of Fuel Systems common stock to recognize gain (but not loss) upon the transfer of such stock to Westport in exchange for Westport common shares in the Merger unless such transfer qualifies for an exception to Section 367(a)(1). Whether such transfer will qualify for an exception to Section 367(a)(1) is a determination based on facts that cannot be known with sufficient certainty until the date the Merger is consummated. In addition, the application of Treasury Regulations under Section 367(a) and other rules applicable to such determination is subject to ambiguity in several respects. Accordingly, we are unable to opine as to the application of Section 367(a)(1) to the transfer of Fuel Systems common stock to Westport in the Merger.

Fuel Systems Solutions, Inc.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and cannot be relied upon by any other person without our express written permission.

Except as set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the proposed Merger and therefore is prospective and dependent upon future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP